CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 111 to Registration Statement No. 33-46973 on Form N-1A of our report dated December 21, 2018 relating to the financial statements and financial highlights of Payden California Municipal Social Impact Fund, a series of The Payden & Rygel Investment Group, appearing in the Annual Report on Form N-CSR of The Payden & Rygel Investment Group for the year ended October 31, 2018, and to the references to us under the headings “Fund Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
October 18, 2019